EXHIBIT 8




                                                              May 10, 1996



AMAN Collection Service, Inc.
1 South 1st Street
Aberdeen, SD 57402-0730



         Reference is made to the Registration Statement on Form S-4 of Norwest Corporation ("Norwest") filed on May 10, 1996 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed merger of a wholly owned subsidiary of Norwest into Aman Collection Service, Inc. ("AMAN") pursuant to that certain Agreement and Plan of Reorganization entered into as of March 21, 1996, by and between AMAN and Norwest.

         We hereby confirm that the discussions in the Information Statement-Prospectus contained in the Registration Statement under "SUMMARY--Certain U.S. Federal Income Tax Consequences" and "THE MERGER--Certain U.S. Federal Income Tax Consequences" are a fair and accurate summary of the matters addressed therein.

         We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the use of our name under "THE MERGER--Certain U.S. Federal Income Tax Consequences" in the Information Statement-Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,


                              Dorsey & Whitney LLP